PROSPECTUS SUPPLEMENT NO. 4                                   Rule 424(b)(3)
DATED OCTOBER 2, 1995                                         File No. 33-53023
(TO PROSPECTUS DATED APRIL 26, 1995)

                                  $100,000,000

                        COEUR D'ALENE MINES CORPORATION

              6 3/8% CONVERTIBLE SUBORDINATED DEBENTURES DUE 2004
                            ------------------------

     Based on information available to the Company, the total principal amount of Debentures that currently may be offered by the Selling Debentureholders pursuant to this Prospectus is $22,850,000. The table on page 9 of the Prospectus setting forth information regarding the Selling Debentureholders is replaced by the following table:

                                                                              PERCENT
                                              PRINCIPAL                       OF
                                               AMOUNT        PRINCIPAL        $100,000,000
                                                 OF          AMOUNT OF        PRINCIPAL
                                             DEBENTURES     DEBENTURES        AMOUNT OF
                                             BENEFICIALLY      BEING          OUTSTANDING
                   NAME                      OWNED            OFFERED         DEBENTURES
------------------------------------------   -----------    -----------       -----
Donaldson, Lufkin & Jenrette..............   $10,000,000    $10,000,000       10.00%
MFS Total Return Fund.....................     7,600,000      7,600,000        7.60
MFS/Sun Life Total Return Series..........     2,400,000      2,400,000        2.40
Froley, Revy Investment Co., Inc. ........     1,200,000      1,200,000        1.20
Prudential Series Natural Resources
  Fund....................................     1,000,000      1,000,000        1.00
Ameteck Bermuda Ltd. .....................       400,000        400,000         .40
Sage Capital..............................       200,000        200,000         .20
South Street Capital, L.P. ...............        50,000         50,000         .05
                                             -----------    -----------       -----
          Total...........................   $22,850,000    $22,850,000        22.9%
                                              ==========     ==========       =====